UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement
[  ]   Confidential, For Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[  ]   Definitive Proxy Statement
[X ]   Definitive Additional Materials
[  ]   Soliciting Material Pursuant to ss. 240.14a-12

                            SCOTTISH RE GROUP LIMITED
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X ]     No fee required
[  ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11
         1. Title of each class of securities to which transaction applies:
         2. Aggregate number of securities to which transaction applies:
         3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4. Proposed maximum aggregate value of transaction:
         5. Total fee paid:
[  ]     Fee paid previously with preliminary materials:
[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         1. Amount previously paid:
         2. Form, Schedule or Registration Statement No.:
         3. Filing Party:
         4. Date Filed:

     ISS and Glass Lewis Recommend that Scottish Re Shareholders Vote "FOR" the Proposed Transaction with MassMutual Capital and Cerberus


HAMILTON, BERMUDA, Feb. 12, 2007 - Scottish Re Group Limited (NYSE: SCT), a global life reinsurance specialist, today announced that Institutional Shareholder Services ("ISS") and Glass Lewis & Co. ("Glass Lewis"), both independent proxy advisory firms, have recommended that Scottish Re shareholders vote "FOR" each of the proposals described in Scottish Re's proxy statement dated January 19, 2007 relating to its proposed transaction with MassMutual Capital Partners LLC ("MassMutual Capital") and certain affiliates of Cerberus Capital Management, L.P. ("Cerberus").

Scottish Re's board of directors previously unanimously approved the proposed transaction with MassMutual Capital and Cerberus and recommends that shareholders vote "FOR" each of the proposals relating to the proposed transaction.

In making its recommendation to Scottish Re's shareholders, ISS said, "there is no guarantee that the company will find an equal or superior offer from another party. Scottish Re appears to have completed a thorough bid process, as well as conducted financial due diligence on the feasibility of conducting a rights issuance or run-off scenario."

The Glass Lewis report stated, "Based on our analysis and the unanimous support of the board, we believe that the approval of the Securities Purchase Agreement is in the interests of shareholders. Accordingly, we believe that shareholders should vote FOR the proposal."

"We are pleased that ISS and Glass Lewis have advised our shareholders to vote in favor of the proposed transaction with MassMutual Capital and Cerberus, which will stabilize Scottish Re, provide long-term liquidity benefits and offers the best opportunity to deliver long-term value to our shareholders," said Paul Goldean, chief executive officer of Scottish Re.

On November 27, 2006, Scottish Re announced it had entered into an agreement whereby MassMutual Capital and Cerberus would each invest $300 million into Scottish Re, resulting in a total new equity investment of $600 million. Under the terms of the agreement, MassMutual Capital and Cerberus will purchase a total of 1,000,000 newly issued convertible preferred shares of Scottish Re, which may be converted into 150,000,000 ordinary shares of Scottish Re at any time, subject to certain adjustments, representing a 68.7% ordinary share ownership on a fully diluted basis at the time of investment.

The transaction has cleared U.S. antitrust review, but remains subject to additional regulatory approvals, including approvals by certain insurance regulators, as well as various state and foreign regulatory authorities and self-regulatory organizations, and approval by the holders of 66 2/3% of Scottish Re's outstanding ordinary shares entitled to vote at the extraordinary general meeting of shareholders that will be held in Bermuda on February 23, 2007.

All shareholders of record are urged to return their proxy card or to vote by following the instructions for phone or Internet voting that appear on the proxy card. If you do not vote, the effect will be the same as if you voted against the transaction. For questions regarding the extraordinary general meeting of shareholders or the proxy vote, please contact Georgeson Inc. at (866) 785-7401.

Statements attributed to ISS and Glass Lewis are excerpted from Institutional Shareholder Services "International Proxy Advisory Services" published February 9, 2007 and Glass Lewis & Co. "Proxy Paper" published February 9, 2007. Permission to reprint the quoted statements was neither sought nor obtained.


About Scottish Re

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re has operating businesses in Bermuda, Grand Cayman, Guernsey, Ireland, Singapore, the United Kingdom and the United States. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd., Scottish Re (U.S.), Inc., and Scottish Re Limited. Additional information about Scottish Re Group Limited can be obtained from its Web site, www.scottishre.com.

Media / Investor Inquiries
Sarah Lubman / Catherine Jones
Brunswick Group
212-333-3810

                                      # # #